                                                              Rule 424(b)(3)
                                                              File No. 333-58723



Pricing Supplement No. 44                              Dated: September 23, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)

U.S. $5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes- Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $200,000,000      Issue Price: 99.988%

Original Issue Date: September 28, 1999     Stated Maturity Date: September 28,
                                            2004
Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
     N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 28th day of March and September, beginning March 28, 2000 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

Initial Interest Rate: 7.125%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                     Minimum Interest Rate: N/A
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Spread (+/-): N/A                              Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .207%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 44
                       UNDER MTN-SERIES I PROGRAM: $3,214,375,000.00
                   b)  CUSIP #42333HME9


Agent:
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
ABN AMRO Incorporated           Banc One Capital Markets, Inc.     Barclays Capital
1325 Avenue of the Americas     One First National Plaza           222 Broadway, 7th Floor
10th Floor                      Mail Code 0463                     New York, New York 10038
New York, New York 10019        Chicago, Illinois 60670

Credit Suisse First Boston      Goldman, Sachs & Co.               Lehman Brothers, Inc.
11 Madison Avenue               85 Broad Street, 27th Floor        Three World Financial Center
New York, New York 10010        New York, New York 10004           New York, New York 10285

Warburg Dillon Read
677 Washington Boulevard
Stanford, CT  06901
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